EXHIBIT 10.5

October 9, 2017

VIA ELECTRONIC MAIL

Re: Third Amended Agreement to Convert Promissory Note

Dear Mr. ________:

Reference is made to that certain (i) Letter Agreement dated on or about June 9, 2017 (the “Initial Letter Agreement”), (ii) Amendment to Letter Agreement dated on or about June 28, 2017 (the “Amended Letter Agreement”), (iii) Amended Letter Agreement dated on or about July 27, 2017 (the “Second Amended Letter Agreement”), pursuant to which you agreed to convert your remaining principal and accrued interest under that certain Promissory Note (the “Note”) issued by Duos Technologies Group, Inc., a Florida corporation (the “Company”) dated January 27, 2016, into restricted shares of common stock of the Company, and to enter into that certain Lock-Up Letter Agreement dated January 19, 2017, prohibiting the sale or other transfer of all securities that you own in the Company as set forth therein (the “Lock Up Letter” and collectively with the Initial Letter Agreement, the Amended Letter Agreement, and the Second Amended Letter Agreement, the “Agreements”). Under the terms and conditions of the Note, you are owed $____________, including interest through October 16, 2017 (the “Debt Obligation”).

Our Current Financing

As described in the Second Amended Letter Agreement, the Company was in the process of pursuing a public offering of its securities to raise at a minimum $5,000,000 and remain quoted on the OTC Markets OTCQB (the “Initial Offering”). On September 28, 2017, the Company entered into a Non-Binding Letter of Intent to consummate a Preferred Share and Warrant Financing in an amount up to $15,000,000 (the “Current Offering”). Therefore, the Company is contacting you and other holders of debt to inform you of such changes to the Initial Offering and request holders to convert their holdings into common stock pursuant to the terms and conditions of the Current Offering as further described herein.

What We Need From You

By executing and delivering this letter, you will hereby agree to automatically convert, upon closing of the Current Offering (the “Automatic Conversion”), the Debt Obligation into shares of common stock of the Company at a conversion price equal to $1.00 (the “Conversion Price”). Additionally, you will also be issued a warrant to purchase ______ shares of the Company’s common stock at an exercise price equal to $1.00 (the “Warrants”). The Warrants will be restricted securities and will not trade on the OTC Markets OTCQB. Upon the triggering of the Automatic Conversion, the Company shall send you prompt written notice (the “Automatic Conversion Notice”) specifying the date upon which such conversion was effective (the “Effective Date”).  The Automatic Conversion Notice will also contain instructions on surrendering to the Company your original Note; provided, however, the Automatic Conversion shall be effective on the Effective Date whether or not you surrender the Note, which shall be null and void on the Effective Date. In addition, the Debt Obligation will increase based on accrued interest in the event the Automatic Conversion occurs after October 16, 2017 in the amount of $______ per day.

Additionally, by signing below you agree to enter into a new lock up letter (the “New Lock Up Letter”) prohibiting the sale or other transfer of all securities that you own in the Company, subject to the terms and conditions of the New Lock Up Letter, for a period of 365 days commencing on the date the Current Offering is consummated.

Further, by signing below, this Third Amended Letter Agreement shall serve as written confirmation that you have reviewed this Third Amended Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Automatic Conversion at the Conversion Price as described herein. Upon the Effective Date of such conversion, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to the Note and the Debt Obligation. Notwithstanding anything contained herein, in the event the Current Offering is not consummated on or before ninety (90) days from the date hereof, this Third Amended Letter Agreement will terminate and shall be of no further force and effect.

This Third Amended Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Third Amended Letter Agreement. This Third Amended Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to choice of law principles.  This Third Amended Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Third Amended Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Third Amended Letter Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The parties hereby consent and agree that if this Third Amended Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order to more effectively accomplish the purposes of this Third Amended Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

DUOS TECHNOLOGIES GROUP, INC.

By:
Name:	Gianni B. Arcaini
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

_________________________

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